Exhibit 8

Apro Bio Pharmaceutical Corporation

5350 South Roslyn, Ste 400

Greenwood Village, CO 80111

Fax (303) 867-3416

Re:                               Subscription and Three Year Lock Up Agreement

Ladies and Gentlemen:

This agreement is made in connection with the proposed merger of Apro Bio Pharmaceutical Corporation (“Apro”) with and into Across America Financial Services, Inc. (“Across America”) pursuant to a Agreement of Merger and Plan of Reorganization dated November 17, 2008 between Apro and Across America, whereby Across America will issue to Apro 18,189,462 shares of its common stock in exchange for all of the outstanding common stock of Apro. Apro will distribute the shares of Across America issued to it to its shareholders in exchange for their shares of common stock in Apro. The Agreement of Merger and Plan of Reorganization has been approved by the shareholders of Apro. Apro and Across America shall be referred to herein as the “Company”).

In consideration of the offer of shares of Across America to me in exchange for my shares of Apro, and of other valuable consideration, the receipt of which is hereby acknowledged, I agree as follows:

1. Consent to Share Exchange.  I hereby consent to the exchange of my shares of common stock of Apro for shares of the common stock of Across America in the proportions as stated in the Agreement of Merger and Plan of Reorganization, a copy of which is attached hereto as Exhibit A, and I accept receipt of the common shares of Across America (the “Shares”) in full consideration for my common shares of Apro. In connection with such share exchange, I represent and warrant as follows:

(a)                                I have full right, power and authority to deliver such Apro Common Stock and this Agreement;

(b)                               the delivery of my Apro Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which I am bound or affected; and

(c)                                I have good, valid and marketable title to all shares of Apro Common Stock indicated herein and I am not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock.

2. Representations Regarding Accredited Investor Status and Suitability.  I hereby acknowledge, represent and warrant to and agrees with, the Company as follows:

(a)                                  I understand that the share exchange is being made pursuant to one or more exemptions from the Securities Act of 1933 (the “Act”). I represent and warrant to the Company, as the issuer of the Shares, that I am an “Accredited Investor” as defined in Regulation D because I come within any one or more of the following categories (please initial each applicable category):

i. ☐

Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business

Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets’ in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

ii. ☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

iii. ☒

Any organization described in section 501(c)(3) of the Internal Revenue Code, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

iv. ☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

v. ☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

vi. ☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

vii. ☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

viii. ☐	Any entity in which all of the equity owners are accredited investors.

(b)                                 I understand that the share exchange is intended to be exempt from registration under the Ac by virtue of Section 4(2) and/or 4(6) of the Act and/or the provisions of Regulation D promulgated thereunder and, in accordance therewith and in furtherance thereof, I represent and warrant to and agree with the Company as follows:

(i)                                    I have received the Agreement of Merger and Plan of Reorganization, have carefully reviewed it and the exhibits attached thereto and documents referenced therein, and understand and have relied on the information contained therein and information otherwise provided to me in writing by the Company relating to the Agreement of Merger and Plan of Reorganization;

(ii)                                 I understand and acknowledge that all documents, records and books pertaining to the Agreement of Merger and Plan of Reorganization have been made available by the Company for inspection by the undersigned’s attorney(s), accountant(s) and/or other advisors;

(iii)                              I and/or my advisor(s) have had a reasonable opportunity to review all publicly available information concerning the Company, including the Agreement of Merger and Plan of Reorganization, ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Agreement of Merger and Plan of Reorganization and the Company, and hereby acknowledge that all such questions have been answered to my full satisfaction;

(iv)                              No oral or written representations have been made or oral or written information furnished to mr or my advisor(s) in connection with the Agreement of Merger and Plan of Reorganization, which were in any way inconsistent with the information stated in the Agreement of Merger and Plan of Reorganization;

(v)                                 I am not engaging the share exchange as a result of any advertisement, article, notice, press release or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or any solicitation of a subscription by a person not previously known to me in connection with investments in securities generally;

(vi)                              If I am a natural person, I have reached the age of majority in the state in which I reside, have adequate means of providing for my current needs and personal contingencies, am able to bear the substantial economic risks of an investment in the Shares for an indefinite period of time, have no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment;

(vii)                          I have, or together with my advisor(s) have, such knowledge and experience in financial, tax and business matters so as to enable me to utilize the information made available to me in connection with the Share Exchange in order to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto;

(viii)                       I am not relying on the Company with respect to the tax and other economic considerations of this investment. In regard to such considerations, I have relied on the advice of, or has consulted with, only my own advisors;

(ix)                               I am acquiring the Shares solely for my own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

(x)                                  I will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and fully understand and agree that I must bear the economic risk of the Shares for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless it is subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available; and

(xi)                               I understand that the Company is under no obligation to register the Shares on behalf of me or to assist me in complying with any exemption from registration under the Act.

(c)                                  I recognize that an investment in the Shares involves a number of significant risks, including those set forth under the captions “RISK FACTORS” in the Company’s most recent Form 10-KSB and other periodic filings.

(d)                                 If the undersigned is a corporation, partnership, trust or other entity, it is authorized and qualified to engage in the share exchange, and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

(e)                                  If the undersigned is a corporation, a partnership or a limited liability company, the person signing this Subscription and Lock Up Agreement on its behalf hereby represents and warrants that the information contained herein completed by any shareholders of such corporation, partners of such partnership or members or managers of such limited liability company is true and correct with respect to such shareholders, partners, members or managers (and if any such shareholder, partner, member or manager is itself a corporation, partnership or limited liability company, with respect to all persons having an interest in such corporation, partnership or limited liability company, whether directly or indirectly) and that the person signing this Subscription and Lock Up Agreement has made due inquiry to determine the truthfulness and accuracy of the information contained herein.

3. Lock Up Agreement

(a)                                  I will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of (the “Resale Restrictions”) any shares of Common Stock of the Company, or any securities convertible into or exchangeable for shares of Common Stock of the Company, that I beneficially own or otherwise hold by me as of the date of this letter, or which I may acquire pursuant to the Agreement of Merger and Plan of Reorganization, or which are issuable upon exercise of options, warrants, or other convertible securities held by me on such dates, (collectively, the “Restricted Securities”) for the period specified hereafter without the prior written consent of a representative of BOCO Investments, LLC. Such restrictions shall apply to the Restricted Securities for a period of three years after the closing date of the Agreement of Merger and Plan of Reorganization, provided, however, that after two (2) years, I may sell up to five percent (5%) of the Restricted Securities every quarter during the third year. As a reasonable means of ensuring compliance with the terms of this Agreement, the undersigned further agrees that the Company may instruct the transfer agent for the Restricted Securities to place a transfer restriction on such transfer agent’s records,

(b)                                 Notwithstanding the foregoing, if, at any time after fifteen (15) months from the closing date of the Agreement of Merger and Plan of Reorganization, the closing price of the Company’s common stock is above $3.00 per share for 25 out of 30 consecutive trading days with an average daily trading volume in excess of 250,000 shares, I may sell up to ten percent (10%) of the Restricted Shares in every quarter that these conditions are met.

(c)                                  Notwithstanding the foregoing, if I am an individual, I may transfer any or all of the Restricted Securities either during my lifetime or on my death by will or intestacy to my immediate family or to a trust, beneficiaries of which are exclusively me, a member or members of my immediate family; provided, however, that in any such case it shall be a condition of the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. For purposes of this paragraph, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

3.                                       In addition, notwithstanding the foregoing, if I am a partnership, the partnership may transfer any Restricted Securities to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, and any partner who is an individual may transfer Restricted Securities by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors. If I am a corporation, the corporation may transfer Restricted Securities to any shareholder of such corporation and any shareholder who is an individual may transfer Restricted Securities by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors. Notwithstanding anything else herein to the contrary, in an such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement.

4.                                       I recognize that the offer of the Shares in the Company was based upon my representations and warranties contained above and hereby agree to indemnify the Company and to hold it harmless against any and all liabilities, costs, or expenses (including reasonable attorneys’ fees) arising by reason of, or in connection with, any misrepresentation or any breach of such warranties by the undersigned, or arising as a result of the sale or distribution of the Shares by me in violation of the Securities Act of 1933, as amended, or any other applicable law. Further, in the event that any dispute were to arise in connection with this Agreement or with the undersigned’s investment in the Company, I agree, prior to seeking any other relief at law or equity, to submit the matter to binding arbitration in accordance with the rules of the American Arbitration Association at a place to be designated by the Company.

Very truly yours,

By:	/s/ David N. Allen
Signature

UNIVERSITY LICENSE EQUITY HOLDINGS INC

Secretary
Title of signing entity

Restricted Securities subject to this Agreement:

728,895 shares of Apro exchanged for 728,895 shares of Across America